EXHIBIT 99.1
Ryan Specialty to Hire
Steve Keogh as Chief Operating Officer
MARCH 27, 2025 | CHICAGO, IL - Ryan Specialty (NYSE: RYAN) (“Ryan Specialty”), a leading international specialty insurance firm, is pleased to announce that Steve Keogh will be joining the firm as Chief Operating Officer effective May 1, 2025.
Commenting on the hire, Tim Turner, CEO of Ryan Specialty said, “Steve is a seasoned insurance executive who brings to Ryan Specialty highly relevant operational and leadership experience. We have known Steve for many years and have great respect for his business acumen, judgement and character. We’re very much looking forward to having Steve as a part of our executive team.”
Jeremiah Bickham, President of Ryan Specialty, added, “Steve’s leadership style perfectly aligns with the Ryan Specialty culture. Further, his distinguished skills and experience come to us at the perfect time as we look to further optimize our platform and drive operational excellence even deeper into the organization. We are very excited for Steve to join Ryan Specialty this spring.”
Steve Keogh remarked, “I have known the Ryan Specialty executive team for many years and have watched with admiration the growth of their firm since its inception in 2010. It is an honor to join them, and I’m excited to make an impact.”
About Ryan Specialty
Founded in 2010, Ryan Specialty is a service provider of specialty products and solutions for insurance brokers, agents and carriers. The firm provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Ryan Specialty’s mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers. To learn more, please visit ryanspecialty.com.

For media Inquiries, please contact:
Alice Phillips Topping
Chief Marketing & Communications Officer
Ryan Specialty
Alice.Topping@ryanspecialty.com
+1 (312) 635-5976

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